Company Contact:	Deborah Merrill Chief Financial Officer (864) 232-5200 x6620
Investor Relations Contact:	Sally Wallick, CFA (404) 806-1398 Investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2016 First Quarter Results
Profitable Sales Growth with Continued Margin Improvement
Diluted Earnings Increase $0.62 Per Share

GREENVILLE, SC – February 8, 2016—Delta Apparel, Inc. (NYSE MKT: DLA) today reported that for its fiscal 2016 first quarter ended January 2, 2016, net sales increased 2.5% over the prior year’s first quarter after adjusting for sales in the prior year quarter attributed to the Company’s since-divested The Game business. Net sales for the fiscal 2016 first quarter were $90.2 million compared to $93.4 million in the prior year’s first quarter, before making the sales adjustment.

Overall gross margins expanded 450 basis points over the prior year’s first quarter and operating profit increased $5.4 million, to 2.5% of sales, from a $3.2 million loss in the comparable 2015 period. The Company’s net income in the 2016 first quarter was $681 thousand, or $0.09 per diluted share, compared with a net loss in the prior year’s first quarter of $4.2 million, or $0.53 per diluted share.

Basics Segment Review
Net sales in the basics segment grew 6.7% to $61.5 million, from $57.7 million in the prior year’s first quarter, with all business units continuing to exhibit solid growth and improved margins. Delta Activewear achieved 6% net sales growth, with sales of both catalog and private label products contributing. Catalog sales increased 7% due to 4% higher volumes coupled with a stronger mix of fashion basics carrying a higher price point. Delta’s full-package programs continued to expand, strengthening its bond with customers and enhancing the potential for future sales. The Company’s fashion basics, including fleece, snow heather, and softspun programs, sold well, further contributing to growth in the catalog business. Delta Apparel’s private label business experienced 5% growth in the 2016 first quarter, primarily driven by new customers secured during the second half of fiscal 2015. These customers include large international brands as well as trendy, fast-growth regional brands. Art Gun experienced 14% growth for the quarter, primarily driven by new customers brought on during the prior year. Art Gun’s historic high-growth trend was hindered during the quarter as Art

Gun experienced the growing pains typical of a young, vibrant business and was challenged by the high-volume holiday demand.

Branded Segment Review
Fiscal 2016 first quarter net sales for the Company’s branded segment were $28.7 million compared with $35.7 million in the prior year period, which included sales in the Company’s since-divested The Game business. On a comparative basis, after adjusting out the prior year’s sales in The Game business, branded segment net sales were down $1.7 million, primarily due to a $2.3 million decline in the Soffe business. While Soffe’s independent sporting goods channel experienced 10% growth, it wasn’t enough to offset losses in other areas of the business that continue to struggle in the weak retail marketplace. Salt Life returned to its traditional, high double-digit growth, with sales improving 21% over the prior year’s first quarter. Salt Life’s growth resulted from strong demand for long-sleeve tees and Salt Life lifestyle designs. Junk Food’s net sales increased slightly due to double-digit growth in specialty boutiques and e-retailers, offset by a sales decline with a large retail customer. Sales on our branded ecommerce sites grew 32% during the December quarter, with each of our brands contributing to the growth. Margins remained solid throughout the branded segment.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, was pleased with the continued progress in most of Delta’s business units despite the challenging economy and changing retail marketplace. “Given all of the hard work our team has put in to implement our strategy of making Delta a more nimble and responsive company, our ability to operate profitably during the first quarter should come as no surprise.

“Over the past several quarters, we have improved our margins, reduced general and administrative expenses, and dramatically improved operating profit, net income and earnings per share. Earnings, excluding the $0.43 per share gain on the sale of The Game business, for the trailing twelve-month period total $1.20 per diluted share and, based on the momentum we are seeing, we expect continued growth as the fiscal year continues.

“We have transformed our Activewear business with new garments and fabrications to make it more responsive to current fashion trends. Additional products and colors have been introduced for Spring delivery. Our manufacturing platform continues to improve and the investments we have made in new equipment are starting to pay off.

“As we expected, Salt Life’s growth rate is back above 20% and the excitement around our new Spring product line, which is currently being shipped, indicates that growth in our March quarter may be even stronger. Salt Life’s new distribution center, which we moved to Fayetteville, North Carolina, is fully operational to support the anticipated growth of the business. Efficiencies gained from this transition should become evident as we move through the remainder of this fiscal year. This summer, Salt Life expects to open a new retail store in San Clemente, California, which will be similar to the original flagship store in Jacksonville Beach, Florida. While it will be open to the public, it will also showcase Salt Life products and merchandising techniques to retailers who carry our line. Junk Food’s growth, although relatively flat in the first quarter, follows a growth trend that spans several previous quarters. This has been driven by double-digit growth in specialty shops and e-retailers, which strengthens the Junk Food brand and points back to its heritage. While Soffe is not where we believe it should be, it did experience double-digit growth in the independent sporting goods channel where we have placed a strong emphasis. To develop this channel further, we began work on a new B2B website during the quarter that will personalize the customer experience and better facilitate their business with Soffe. The new site is expected to launch in early Spring.

“We remain focused on initiatives that should improve our profitability and provide avenues of further growth. The expansion of our manufacturing operations in Honduras with open-width finishing is well underway. All of the equipment is installed and we should begin production later this month. We expect this initiative to yield annual savings of $2 million, with approximately one quarter of this included in our fiscal year 2016 results. Our continuing cost controls in both manufacturing and administrative functions should add further strength to our bottom line. Overall, we believe that the positive trends underlying our strong first quarter will continue, giving us a sense of prudent optimism about the remainder of the year,” Mr. Humphreys said.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-438-5535. If calling from outside the United States, dial 719-457-1512. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 8, 2016. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 9409836.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(Unaudited. In thousands, except per share amounts)
	Three Months Ended
	Jan 2, 2016	Dec 27, 2014

Net Sales	$90,171	$93,381
Cost of Goods Sold	71,292	78,055
Gross Profit	18,879	15,326

Selling, General and Administrative	16,892	18,540
Change in Fair Value of Contingent Consideration	(200)	65
Other Income, Net	(40)	(62)
Operating Income (Loss)	2,227	(3,217)

Interest Expense, Net	1,276	1,528

Income (Loss) Before Provision (Benefit) for Income Taxes	951	(4,745)

Provision (Benefit) for Income Taxes	270	(534)

Net Income (Loss)	$681	$(4,211)

Weighted Average Shares Outstanding
Basic	7,761	7,881
Diluted	7,954	7,881

Net Income (Loss) per Common Share
Basic	$0.09	$(0.530)
Diluted	$0.09	$(0.530)

	Jan 2, 2016	Oct 3, 2015	Dec 27, 2014

Current Assets
Cash	$296	$300	$238
Receivables, Net	48,364	62,741	52,225
Income Tax Receivable	627	-	2,153
Inventories, Net	159,208	148,372	175,615
Prepaids and Other Assets	6,603	4,124	5,710
Total Current Assets	215,098	215,537	235,941

Noncurrent Assets
Property, Plant & Equipment, Net	41,057	39,653	40,401
Goodwill and Other Intangibles, Net	58,559	58,891	59,896
Deferred Income Taxes	6,300	7,294	8,096
Other Noncurrent Assets	3,403	3,528	3,587
Total Noncurrent Assets	109,319	109,366	111,980

Total Assets	$324,417	$324,903	$347,921

Current Liabilities
Accounts Payable and Accrued Expenses	$69,138	$74,010	$78,601

Income Tax Payable	-	87	-
Current Portion of Long-Term Debt	8,413	8,340	6,954
Total Current Liabilities	77,551	82,437	85,555

Noncurrent Liabilities
Long-Term Debt	97,768	93,872	123,471
Other Noncurrent Liabilities	4,471	4,095	4,982
Total Noncurrent Liabilities	102,239	97,967	128,453

Shareholders' Equity	144,627	144,499	133,913

Total Liabilities and Shareholders' Equity	$324,417	$324,903	$347,921